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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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                              Joseph F. Alibrandi

Joseph F. Alibrandi is former Chairman, President and Chief Executive Officer of Whittaker Corporation, a NYSE-listed company. He became President of Whittaker in 1970 at the age of 40, which at the time was a conglomerate with over $900 million in revenues. He became CEO in the mid 1970s. At its height, Whittaker had over $1.9 billion in revenues and was in the aerospace, defense, steel, chemicals, communications equipment, hospital management, marine, biotechnology and construction equipment industries. In a series of transactions in the 80's and 90's, culminating in the sale of the parent company in 1999, Mr. Alibrandi increased shareholder value over 20 times. Prior to joining Whittaker, Mr. Alibrandi was with Raytheon Company for 18 years, the last 10 of which he spent managing its missile system division as Senior Vice President.

Mr. Alibrandi has served as a member of the Board of Directors of BancAmerica Corporation, Burlington Northern Santa Fe Corp., Jacobs Engineering and as Chairman of the Board of the Federal Reserve Bank of San Francisco. Mr. Alibrandi is currently a member of the Board of Directors of Catellus Development and AeroVironment, a private company engaged in the design and manufacture of high technology products including high altitude aircrafts.

Mr. Alibrandi has served as Chairman of The International Policy Committee of the U.S. Chamber of Commerce, Co-Chairman of President Reagan's Grace Commission, and as Chairman of the California Business Roundtable's Task Force on Education.

Mr. Alibrandi is currently CEO of Alibrandi Associates, a money management firm, and is taking postgraduate courses in Physics at UC Santa Barbara. Mr. Alibrandi is originally from the Boston area and has a BS in Mechanical Engineering from Massachusetts Institute of Technology and a Doctorate of Science in Business Administration from Bryant College in Rhode Island.